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Exhibit 21.1

ENBRIDGE ENERGY MANAGEMENT, L.L.C.
Subsidiaries of the Registrant

Company Name	State of Incorporation/ Formation/Organization
Enbridge Management Services, L.L.C.*	Delaware
*
Enbridge Management Services, L.L.C. is wholly-owned and is the sole subsidiary of Enbridge Management.

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  Exhibit 21.1
ENBRIDGE ENERGY MANAGEMENT, L.L.C. Subsidiaries of the Registrant